Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-79547) of Bridgford Foods Corporation of our report dated January 27, 2005 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders, which is incorporated in this Amended Annual Report on Form 10-K/A. We also consent to the incorporation by reference of our report dated January 27, 2005 relating to the consolidated financial statement schedule, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP
Orange County, California
March 22, 2007